Exhibit (e)(26)

WHITE ELECTRONIC DESIGNS CORPORATION

SUCCESS BONUS AGREEMENT

This Success Bonus Agreement (“Agreement”) is made as March 29, 2010 (the “Effective Date”) by and between White Electronic Designs Corporation (the “Company”) and Melvin L. Keating (“Director”).

WHEREAS, the Company is contemplating entering into an Agreement and Plan of Merger with Microsemi Corporation (“the Merger Agreement” and the transaction contemplated therein, the “Merger”).

WHEREAS, the Director has provided, and continues to provide, services to the Company that are instrumental to the completion of the Merger; and

WHEREAS, the Company wishes to reward the Director for his prior services to the Company and wishes to provide incentive to the Director to continue his services to the Company.

NOW THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows:

1. Success Bonus. Contingent on the completion of the Merger, the Director is eligible to receive a success bonus equal to $250,000, less the sum of all daily fees paid to the Director by the Company through the Effective Time (as such term is defined in the Merger Agreement) (the “Success Bonus”). Payment of the Success Bonus is contingent on the Director’s continued service to the Company at the same level of service he is performing as of the Effective Date through the Acceptance Date (as defined in the Merger Agreement). The Success Bonus, if earned, will be paid within ten (10) business days of the Effective Time.

2. Additional Provisions.

2.1 Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any parent or subsidiary of the Company or any successor to the Company’s business and/or assets or which becomes bound by the terms of this Agreement by operation of law.

2.2 Severability and Modification. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. This Agreement may only be amended in writing signed by the parties hereto.

2.3 Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of the Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date signed below.

WHITE ELECTRONIC DESIGNS CORPORATION

By:	/s/ Paul D. Quadros
Paul D. Quadros
Chairman of the Compensation Committee of the Board of Directors

Date:	3/29/2010

DIRECTOR

/s/ Melvin L. Keating
Melvin L. Keating

Date:	3/29/2010